Exhibit 10.1

THE GAP, INC.
SENIOR EXECUTIVE SEVERANCE PLAN
(Effective July 1, 2024)

TABLE OF CONTENTS

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TABLE OF CONTENTS
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THE GAP, INC.
SENIOR EXECUTIVE SEVERANCE PLAN
The Gap, Inc. established The Gap, Inc. Senior Executive Severance Plan (the “Plan”), effective July 1, 2024, to provide severance benefits for certain eligible U.S. executives whose employment is terminated by The Gap, Inc. and its subsidiaries (collectively, the “Company”). The Plan provides for cash payments, certain other benefits and outplacement assistance. The Plan will remain in effect through June 30, 2029, unless the Company adopts a written amendment extending the term of the Plan.
This document constitutes both the Plan’s formal plan document and summary plan description. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. § 2520.104-24. Your ERISA rights are described at the end of the document. This document is provided in accordance with ERISA. It should be kept for future reference.
1.    Events That Trigger Benefits
This Plan provides severance benefits for certain executives whose employment with the Company is terminated by the Company for reasons other than “For Cause.” An executive only will be entitled to receive Plan benefits if the Plan Administrator determines, in its sole discretion that the executive is an Eligible Executive or Eligible Expatriate Executive, as defined in Section 2, is not ineligible under Section 3, and has otherwise satisfied all Plan requirements.
2.    Plan Eligibility
Only Eligible Executives and Eligible Expatriate Executives are participants in the Plan and eligible for Plan benefits. An “Eligible Executive” is an executive who is provided and executes a participation agreement in the form attached hereto as Exhibit A and the Plan Administrator determines in its sole discretion (i) had the executive’s employment terminated by the Company other than “For Cause”; (ii) is regularly employed by the Company in the United States, on the Company’s United States’ payroll; (iii) was classified by the Company as being a full-time executive employed in a grade classification of 14 or 15 at the time of termination; and (iv) is not excluded from participation under Section 3. An “Eligible Expatriate Executive” is an Expatriate Executive who the Plan Administrator determines in its sole discretion is eligible to participate in the Plan. An Expatriate Executive is an executive who the Plan Administrator determines in its sole discretion (i) has accepted a short term assignment with the Company outside of the U.S.; (ii) had the executive’s employment terminated by the Company other than for “For Cause”; (iii) was classified by the Company as being a full-time executive employed in a grade classification of 14 or 15 at the time of termination; and (iv) is not excluded from participation under Section 3.
“For Cause” means that the Company has determined in good faith that the executive was terminated for any of the following reasons: (i) indictment, conviction or admission of any crimes involving theft, fraud, or moral turpitude; (ii) engaging in gross neglect of duties including, but not limited to, willfully failing or refusing to implement or follow direction of the Company; or (iii) breach of the Company’s policies and procedures, including, but not limited to, the Code of Business Conduct, Securities Law Compliance Manual, or any other Company policy or agreement between the Company and the executive, provided that where applicable, the Company shall provide reasonable notice of any such breach and opportunity to remediate. If an executive is terminated for any reason other than Cause, but at a time when the Company had Cause to terminate the executive (or would have had Cause if it knew all relevant facts), the termination shall be treated as having been for Cause.
3.    Benefits Ineligibility or Reduction
(a)    Ineligible Classification
An executive will not be an Eligible Executive or Eligible Expatriate Executive (and thus, will not be eligible for the Plan) if the Plan Administrator determines in its sole discretion that the executive is classified by the Company as being in one or more of the following ineligible categories when notified of the executive’s termination without For Cause:
(1)    Part-Time Employees, i.e., persons whom the Company classifies either as (i) non-exempt employees who are regularly scheduled to work less than 40 hours per week; or (ii) exempt employees who regularly work less than a 75% schedule.
(2)    Project Employees, i.e., persons employed to work on discrete projects, except to the extent the Company, by written notice, elects to extend Plan participation to the individual.
(3)    Independent Contractors, i.e., persons who have been classified by the Company as an independent contractor for purposes of Federal income taxes, even if it is subsequently determined that the person fails to qualify as an independent contractor for any or all purposes under applicable Federal, state, local or foreign law or regulation. If a person is determined to be an Independent Contractor in accordance with the preceding sentence, a subsequent determination by the Company, or any governmental agency or court that the individual was instead a common law employee of the Company at the time of the person’s termination without For Cause will not have a retroactive effect for purposes of eligibility to participate in the Plan.
(4)    Contractor’s Employees, i.e., persons who (i) are employed by an entity other than the Company (including temporary employment) for payroll and compensatory purposes, and (ii) pursuant to a contractual agreement between such entity and the Company, provides services to the Company. If a person is determined to be a Contractor’s Employee in accordance with the preceding sentence, a subsequent determination by the Company or any governmental agency or court that the individual was instead a common law employee of the Company at the time of the person’s International Assignment Termination or Position Elimination will not have a retroactive effect for purposes of eligibility to participate in the Plan.

(5)    Leased Employees, i.e., persons who are the Company’s leased employees, within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended (the “Code”).
(6)    Persons Waiving Participation, i.e., persons who agree verbally or in writing to such non-participant status, regardless of when such persons agreed to non-participant status.
(7)    Persons on Personal Leaves of Absence, i.e., persons who are absent from work on personal leaves of absence, except to the extent eligibility is required by applicable law.
(8)    Individuals With Written Employment Agreements Providing For Severance Benefits, unless the Plan Administrator or the Compensation and Management Development Committee of the Board of Directors of the Company, in its sole discretion, extends, in whole or in part, Plan benefits to that individual in writing, subject to any conditions imposed by the Plan Administrator in its sole discretion. If an individual receives payments or benefits under the Plan in lieu of the rights under such agreement, to the extent the rights under such agreement are not exempt from Section 409A of the Code (“Section 409A”), then notwithstanding anything set forth in the Plan, payments and benefits paid under the Plan shall be paid at the same and in the same form as under such agreement to the extent required to comply with Section 409A.
(9)    Temporary Employees, i.e., persons whom the Company classifies as temporary employees, regardless of how long they have held that status, or employees hired for a specified duration.
(10)    Seasonal Employees, i.e., persons whom the Company classifies as seasonal employees, regardless of how long they have held that status.
(b)    Other Ineligible Terminations
Even if an otherwise Eligible Executive or Eligible Expatriate Executive is on notice of an impending termination other than For Cause, the executive will not be eligible for benefits under this Plan if the Plan Administrator determines, in its sole discretion, that the executive’s active employment was terminated by:
(1)    resignation (even if the executive felt compelled to resign);
(2)    retirement;
(3)    death;
(4)    discharge “For Cause;” or
(5)    disability.

(c)    Failure to Perform Satisfactorily
An otherwise Eligible Executive or Eligible Expatriate Executive will not be eligible for benefits under this Plan if the Company determines, in its sole discretion, that the executive did not perform the executive’s job satisfactorily until the date the executive actually was terminated by the Company.
(d)    Successor Employment
An Eligible Executive or Eligible Expatriate Executive shall be ineligible for Plan participation if the Plan Administrator determines that the Eligible Executive or Eligible Expatriate Executive falls into any of the ineligibility categories in subsections (1) and (2) below at any point between the time the Eligible Executive or Eligible Expatriate Executive is notified of the individual’s termination of employment and the commencement of the Severance Benefits Period (as defined in Section 4). Likewise, an Eligible Executive or Eligible Expatriate Executive shall become ineligible for, and shall permanently cease receiving, Plan benefits if the Plan Administrator determines that, at any point during the Severance Benefits Period, the Eligible Executive or Eligible Expatriate Executive falls into one of the ineligibility categories in subsections (1) and (2) below. If an Eligible Executive or Eligible Expatriate Executive becomes ineligible under subsection (2) below, in addition to other repayment obligations under the Plan, the Eligible Executive or Eligible Expatriate Executive will be required to repay the monetary Plan benefits that the Eligible Executive or Eligible Expatriate Executive already has received, as set forth under such section.
(1)    Individuals Who Have Received A Comparable Job Offer With the Company or a Successor Employer, i.e., individuals whom have been offered a “Comparable Job” with the Company or any “Successor Employer”, whether the executive accepts that job or not, unless the Plan Administrator determines, in its sole discretion, that the individual should nonetheless receive Plan benefits.
A “Comparable Job” for an Eligible Executive is a job that (i) has an Annual Base Salary rate (as defined in Section 4(c)) that is at least equal to the executive’s Annual Base Salary rate on the date the executive was notified of the executive’s termination; (ii) is either (x) in a reasonably related functional area to the position the executive held when notified of the executive’s termination, or (y) has responsibilities reasonably related to those of the position the executive held when notified of the executive’s termination; and (iii) is based at a location that is within a reasonable commuting distance of the location at which the executive was based on the date the executive originally was notified of the executive’s termination. A “Comparable Job” for an Eligible Expatriate Executive is a job that (i) complies with the requirements of clause (i) of the foregoing sentence; (ii) is either (x) in a reasonably related functional area to the position the executive held when notified of the executive’s termination or to the position the executive held immediately prior to the date the executive accepted the short term assignment with the Company outside the U.S., or (y) has responsibilities reasonably related to those of the position the executive held when notified of the executive’s termination or the position the executive held immediately prior to the date the executive accepted the short term assignment with the Company outside the U.S.; and (iii) is based at a location that is within a reasonable commuting distance of the location at which the executive was based immediately prior to the date the executive accepted the short term assignment with the Company outside of the U.S.
A “Successor Employer” is (i) any affiliate of the Company; (ii) any entity that assumes operations or functions formerly carried out by the Company, including an entity to whom the Company’s operations or any portion of its operations is outsourced or sold; (iii) any entity making the job offer at the request of the Company; or (iv) any acquiring or resulting company in connection with a sale, spin-off, merger or other corporate reorganization.
(2)    Individuals Who Fail To Provide Requested Information. Executives who fail to provide all documentation and other information requested by the Plan Administrator (for example, notification upon acceptance of new employment, or proof as to whether and where they are working, how much they have earned from working, etc.) within the time and in the form requested by the Plan Administrator shall thereafter be ineligible for any further Plan benefits and, where the obligation was to inform the Company upon acceptance of new work or where false or misleading information was provided, must repay all Plan benefits in excess of $1,000.
(e)    Other Professional Relationships
An Eligible Executive or Eligible Expatriate Executive who enters into an employment or other professional relationship with any entity or entities shall not become ineligible to participate in the Plan, but shall have the payments under Section 4(a) of the Plan reduced by the amount of compensation (including, but not limited to, base salary, wages, consulting fees, commissions, bonuses, severance, equity/phantom equity and other forms of compensation) the individual receives (as received) from such entity or entities during the Severance Benefits Period or for services rendered during the Severance Benefits Period, in a method to be determined solely by the Plan Administrator and subject to the requirements of Section 409A.
(f)    Changed Decisions
The Company has the right to cancel or reschedule an executive’s termination before it actually terminates the executive’s employment. An executive will not be eligible for any benefits under this Plan if the executive’s termination is canceled or if the executive resigns before the executive’s scheduled (or rescheduled) employment termination date. The date the Company actually terminates an executive is referred to as the “Termination Date.”
4.    Severance Benefits
An Eligible Executive or Eligible Expatriate Executive who satisfies the conditions of this Plan (each a “Participant”) shall be eligible to receive the severance benefits as set forth below in either subsection (a) or (b) as applicable (but not both), and shall be eligible to receive any other payments and benefits extended to the Participant under this Plan by the Plan Administrator in its sole discretion.

(a)    Termination not within the Change in Control Period
If the Participant’s termination of employment is not within the Change in Control Period (as defined below), the Participant shall be eligible to receive the severance benefits as set forth below in this Section 4(a).
(1)    Severance Pay
The Participant will be eligible to receive a severance pay benefit equal to 18 months of the Participant’s Base Salary in income continuation as described below. All severance pay benefits under this Section 4(a)(1) will be paid in the form of income continuation in accordance with the Company’s normal payroll practices, beginning within sixty (60) days following the executive’s Termination Date and continuing until such severance pay benefits are exhausted or the executive otherwise ceases to remain eligible to receive Plan benefits (the “Severance Benefits Period”). In no event will any such severance pay benefits under this Section 4(a)(1) be paid later than December 31 of the second calendar year following the calendar year of the Eligible Executive’s or Eligible Expatriate Executive’s “separation from service,” within the meaning of Section 409A.
(2)    Annual Bonus
The Company shall pay the Participant a prorated annual bonus for the year in which the Participant’s Termination Date occurs, provided that the Participant has at least three months of employment with the Company in the fiscal year in which the Termination Date occurs. The prorated Annual Bonus shall be determined by multiplying the full year annual bonus that would otherwise have been payable to the Participant, based upon the achievement of the applicable performance goals and 100% standard for any individual performance component, as determined by the Company, by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which is the number of days in that fiscal year. The prorated annual bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than the fifteenth (15th) day of the third month after the end of the fiscal year in which the Termination Date occurs. In the event the Termination Date occurs after the end of the fiscal year but before the date of annual bonus payments, such annual bonus for the preceding fiscal year will be paid without proration pursuant to the terms of this subsection and the terms of the bonus plan.
(3)    COBRA Subsidy
If the Participant properly elects and maintains COBRA continuation coverage for the Participant and the Participant’s dependents, the Participant shall be eligible to receive Company-subsidized COBRA continuation coverage for the Participant and the Participant’s eligible dependents who are enrolled in the Company’s group medical plan at the time the executive was notified of the executive’s termination (the “COBRA Subsidy”). The amount of the COBRA Subsidy shall be 75% of the cost of such COBRA continuation coverage, which payment by the Company shall be subject to the Participant paying the remaining portion of the premiums for such COBRA continuation coverage. The Company reserves the right to determine the form of the COBRA Subsidy in its sole discretion (including, without limitation, the right to provide a lump sum payment instead of the COBRA Subsidy). The terms of the COBRA Subsidy, if any, will be set forth in the Agreement (defined in Section 5). The COBRA Subsidy provided will be taxed to the Participant and subject to withholding to the extent advisable under applicable tax law, as determined by the Company in its sole discretion. COBRA Subsidy payments will terminate on the earliest of (i) the date the executive ceases to be eligible for COBRA continuation coverage; (ii) the last payment of Plan benefits under subsection (a)(1) above; (iii) the date set forth in the Agreement; (iv) the executive’s failure to timely pay the executive’s portion of the premiums for the COBRA continuation coverage; (v) the date on which the executive becomes eligible for medical coverage from a new employer (of which eligibility the executive shall promptly notify the Company as a condition to receiving severance benefits under the Plan); (vi) the Company is prevented, under applicable tax law, from providing the COBRA subsidy to Participants; (vii) the Company determines that the COBRA Subsidy would result in the Company being in violation of, or incurring any fine, penalty or excise tax under applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation); or (viii) the Company no longer offers the Company’s group medical plan.
(4)    Equity Acceleration
Any outstanding restricted stock units (“RSUs”) and performance share units that remain subject only to time vesting conditions (excluding any performance share units for which the applicable performance period has not ended and thus remain subject to performance-based vesting conditions) that the Participant holds at the Termination Date and that are scheduled to vest prior to April 1 following the end of the fiscal year in which the Termination Date occurs shall become fully vested as of the Termination Date (at the level that the applicable performance conditions have been achieved and certified in the case of performance share units). Shares of the Company stock in settlement of any vested RSUs and/or performance share units under this section will be delivered as soon as practicable following Participant’s “separation from service” within the meaning of Section 409A, but in no event later than sixty (60) calendar days in the case of RSUs (and ninety (90) calendar days in the case of performance share units) following such separation, subject to the terms and conditions of the applicable award agreement. Notwithstanding the preceding sentence, any RSUs or performance share units that are outstanding on July 1, 2024 and so vest and are subject to (and not exempt from) Section 409A shall instead be settled on the regularly scheduled dates of the applicable equity award to the extent necessary to avoid taxation under Section 409A. Any other equity awards that the Participant holds at the termination date, including equity awards that vest based on performance, shall vest (if at all) in accordance with the applicable grant agreement.
(5)    Outplacement Assistance
The Participant shall be eligible to receive 6 months of outplacement assistance in the form and from the provider selected by the Company.

(6)    Financial Planning Assistance
The Participant shall be eligible for continuation of any ongoing Company-provided financial counseling that the Participant was receiving at the time the Participant was notified of the Participant’s termination. Benefits under this subsection shall terminate coincident with the last payment of Plan benefits under subsection (a)(1) above.
(b)    Termination within the Change in Control Period
If the Participant’s termination of employment is within 18 months following a Change in Control (the “Change in Control Period”), the Participant shall be eligible to receive the severance benefits as set forth below in this Section 4(b). For the avoidance of doubt, a Participant shall be eligible for the severance benefits under subsection (a) or (b) but not both.
(1)    Severance Pay
The Participant will be eligible to receive a severance pay benefit equal to two (2) times the sum of (x) the Participant’s annual Base Salary, plus (y) the Participant’s target annual bonus for the year in which the Termination Date occurs. The severance pay benefit under this Section 4(b)(1) will be paid in the form of a lump sum within sixty (60) days following the executive’s Termination Date.
(2)    Annual Bonus
The Company shall pay the Participant a prorated annual bonus for the year in which the Participant’s Termination Date occurs, provided that the Participant has at least three months of employment with the Company in the fiscal year in which the Termination Date Occurs. The prorated Annual Bonus shall be determined by multiplying the full year annual bonus that would otherwise have been payable to the Participant, based upon the achievement of the applicable performance goals and 100% standard for any individual performance component, as determined by the Company, by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which is the number of days in that fiscal year. The prorated annual bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than the fifteenth (15th) day of the third month after the end of the fiscal year in which the Termination Date occurs. In the event the Termination Date occurs after the end of the fiscal year but before the date of annual bonus payments, such annual bonus for the preceding fiscal year will be paid without proration pursuant to the terms of this subsection and the terms of the bonus plan.
(3)    COBRA Subsidy
If the Participant properly elects and maintains COBRA continuation coverage for the Participant and the Participant’s dependents, the Participant shall be eligible to receive Company-subsidized COBRA continuation coverage for the Participant and the Participant’s eligible dependents who are enrolled in the Company’s group medical plan at the time the executive was notified of the executive’s termination (the “COBRA Subsidy”). The amount of the COBRA Subsidy shall be 75% of the cost of such COBRA continuation coverage, which payment by the Company shall be subject to the Participant paying the remaining portion of the premiums for such COBRA continuation coverage. The Company reserves the right to determine the amount and form of the COBRA Subsidy in its sole discretion (including, without limitation, the right to provide a lump sum payment instead of the COBRA Subsidy). The terms of the COBRA Subsidy, if any, will be set forth in the Agreement (defined in Section 5). The COBRA Subsidy provided will be taxed to the Participant and subject to withholding to the extent advisable under applicable tax law, as determined by the Company in its sole discretion. COBRA Subsidy payments will terminate on the earliest of (i) the date the executive ceases to be eligible for COBRA continuation coverage; (ii) the 18-month period following the Termination Date; (iii) the date set forth in the Agreement; (iv) the executive’s failure to timely pay the executive’s portion of the premiums for the COBRA continuation coverage; (v) the date on which the executive becomes eligible for medical coverage from a new employer (of which eligibility the executive shall promptly notify the Company as a condition to receiving severance benefits under the Plan); (vi) the Company is prevented, under applicable tax law, from providing the COBRA subsidy to Participants; (vii) the Company determines that the COBRA Subsidy would result in the Company being in violation of, or incurring any fine, penalty or excise tax under applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation); or (viii) the Company no longer offers the Company’s group medical plan.
(4)    Equity Acceleration
All outstanding unvested restricted stock units (“RSUs”) and performance share units that the Participant holds at the Termination Date shall become fully vested as of the Termination Date (assuming target achievement for any performance share units to extent the applicable performance period for such performance share units has not yet been completed). Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered as soon as practicable following Participant’s “separation from service” within the meaning of Section 409A, but in no event later than sixty (60) calendar days in the case of RSUs (and ninety (90) calendar days in the case of performance share units) following such separation, subject to the terms and conditions of the applicable award agreement. Notwithstanding the preceding sentence, any RSUs or performance share units that are outstanding on July 1, 2024 and so vest that are subject to (and not exempt from) Section 409A shall instead be settled on the regularly scheduled dates of the applicable equity award to the extent required to avoid taxation under Section 409A. Any other equity awards that the Participant holds at the termination date, including equity awards that vest based on performance, shall vest (if at all) in accordance with the applicable grant agreement.
(5)    Outplacement Assistance
The Participant shall be eligible to receive 6 months of outplacement assistance in the form and from the provider selected by the Company.

(6)    Financial Planning Assistance
The Participant shall be eligible for continuation of any ongoing Company-provided financial counseling that the Participant was receiving at the time the Participant was notified of the Participant’s termination, for up to 18 months following the Termination Date.
(c)    Definitions
(1)    “Base Salary” means a Participant’s straight time rate of pay, in effect on the Termination Date, calculated on an annual basis based on the Participant’s regular work schedule. Annual Base Salary does not include pay for commissions, bonuses, or incentive compensation or expense reimbursements, and similar payments.
(2)    “Change in Control” shall have the meaning set forth in the Company’s 2016 Long-Term Incentive Plan, as may be amended from time to time (or any successor plan), provided that for purposes of such definition, “Continuing Directors” shall mean, as of any date of determination, any member of the Board who (A) was a member of such Board on May 7, 2024 (the “Original Directors”) or (B) was appointed, nominated for election, or elected to such Board with the approval of a majority of the Original Directors or Continuing Directors who were members of such Board at the time of such nomination or election, as such definition may be amended from time to time.
Notwithstanding the foregoing, if severance constitutes deferred compensation subject to Section 409A and the severance provides for payment in connection with a Change in Control, then, for purposes of such payment provisions, no Change in Control shall be deemed to have occurred upon an event described in the definition of Change in Control unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.
5.    Agreement And Release
To receive the severance benefits described in Section 4 of the Plan, an Eligible Executive or Eligible Expatriate Executive must sign and return an Agreement and Release (“Agreement”), which releases all claims against the Company and other parties, within fifteen (15) days (or twenty-one (21) or forty-five (45) days if such longer period is required under applicable law) after the Eligible Executive’s or Eligible Expatriate Executive’s Termination Date in the form provided by the Company without modification, and such Agreement must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal, state or local law. No severance benefits are payable under Section 4 of the Plan unless the Eligible Executive or Eligible Expatriate Executive complies with the terms of the Agreement both before and after the date the Eligible Executive or Eligible Expatriate Executive is irrevocably bound by the Agreement. The Agreement is deemed part of the Plan.

6.    Clawback
Notwithstanding anything in this Plan to the contrary, all amounts payable under the Plan are subject to the terms of any applicable clawback policies approved by the Company, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the Termination Date (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the applicable plan pursuant to which it was awarded, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under the plan pursuant to which it was awarded).
7.    Other Plan Provisions
(a)    Death
Any benefits that would be paid under the Plan but for an Eligible Executive’s or Eligible Expatriate Executive’s death, shall be paid to the Eligible Executive’s or Eligible Expatriate Executive’s surviving spouse, or, if there is no surviving spouse, to the Eligible Executive’s or Eligible Expatriate Executive’s estate, but only if the Plan Administrator determines that the Eligible Executive or Eligible Expatriate Executive or the estate of the Eligible Executive or Eligible Expatriate Executive has complied with the release requirements of Section 5.
(b)    Withholding for Taxes and Debt
Notwithstanding any other provision of the Plan, all severance benefits will be reduced by any applicable federal, state, or local tax withholding, and any amount that the Eligible Executive or Eligible Expatriate Executive owes to the Company, to the maximum extent permissible by law, and to the extent permitted under Section 409A and the applicable Treasury Regulations.
(c)    Level of Benefits- Eligible Expatriate Executive
The Plan is intended to provide a minimum level of severance benefits to the Eligible Expatriate Executive. To the extent local statutory or other legal requirements and/or an employment contract between the Company and the Eligible Expatriate Executive provides greater separation, severance, or transition pay, the benefit amounts provided by the Plan shall be reduced by the benefit amounts provided to the Eligible Expatriate Executive under local statutory or other legal requirements and/or employment contract, as determined in the sole discretion of the Plan Administrator. The Plan is not intended to provide coverage greater than the minimum levels contained herein (i.e., it does not entitle an Eligible Expatriate Executive to duplicate coverage).
(d)    Internal Revenue Code Section 409A
1.    The severance and other benefits under this Plan are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” under Section 409A. Notwithstanding anything to the contrary set forth in the Plan, to the extent any payment under Section 4 does not otherwise comply with either the short term deferral exception or the involuntary separation pay exception, such payment shall be made in a lump sum cash payment within sixty (60) days following the date of the Eligible Executive’s or Eligible Expatriate Executive’s separation from service. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.
2.    Any payment from the Plan that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. Payments upon termination of employment may only be made upon a “separation from service” under Section 409A. Each payment under the Plan shall be treated as a separate payment for purposes of Section 409A. In no event may an executive, directly or indirectly, designate the calendar year of any payment to be made under the Plan.
3.    No payment or benefit which constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the executive’s separation from service will be made to the executive prior to the earlier of (i) the first day of the seven (7)-month period measured from the date of such separation from service or (ii) the date of the executive’s death, if the executive is deemed at the time of such separation from service to be a specified employee (as determined pursuant to Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(d)(3) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to the executive in a lump sum on the first day of the seventh (7th) month after the date of the executive’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of the executive’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.
4.    Notwithstanding anything to the contrary set forth in the Plan, if any payment under this Plan subject to execution of an Agreement is subject to the requirements of Section 409A, in no event will the timing of the execution of the Agreement, directly or indirectly, result in the executive’s designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment will be made in the later taxable year.

5.    With respect to any benefits that are provided under Section 4 in the form of an expense reimbursement, such reimbursement (a) shall be made no later than the earlier of (x) the last day of the calendar year following the calendar year in which the expense was incurred and (y) December 31 of the second calendar year following the calendar year of the Eligible Executive’s or Eligible Expatriate Executive’s separation from service and (b) the benefits provided during any calendar year shall not affect such benefits to be provided in any other calendar year and shall not subject to liquidation or exchange for another benefit.
6.    Notwithstanding anything to the contrary set forth in the Plan, if a Participant receives payments or benefits under the Plan in lieu of the rights under any other arrangement (whether contractual, provided or required by applicable law or otherwise), to the extent the rights under such other arrangement are subject to (and not exempt from) Section 409A, then the payments and benefits paid under the Plan shall be paid at the same time and in the same form as under such other arrangement to the extent required to avoid a violation of Section 409A (and shall otherwise comply with Section 409A).
(e)    Compliance with Code Section 280G
Unless a more favorable treatment is otherwise provided in an individual agreement with a Participant, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for the benefit of the Participant pursuant to this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this section, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of equity awards) constituting “parachute payments” is necessary hereunder so that no portion of the Covered Payments is subject to the Excise Tax, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to the Participant. In the event that acceleration of vesting of an equity award is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Participant.
(f)    Sole Source of Benefits
The Plan is the sole source of severance benefits and supersedes any and all other separation or severance pay or benefits policies or practices of the Company with respect to full time employees in grades 14 and 15 to the extent they are eligible to participate under the Plan.

(g)    Failure to Adhere to Commitments
If an executive fails to comply with any agreement with or policy of the Company, the executive shall permanently cease to be eligible for Plan benefits.
(h)    Reemployment by the Company
If an executive is re-employed by the Company after the executive’s Termination Date and within the number of weeks on which the executive’s severance benefits were based, all Plan benefits shall permanently cease. In any event, if an executive is reemployed by the Company after receiving Plan benefits or other severance benefits any future Plan benefits shall be reduced as determined by the Plan Administrator in its sole discretion to ensure that the executive does not receive duplicative benefits.
(i)    Employment At-Will
Employment with the Company is “at-will,” meaning that an executive or the Company may terminate an executive’s employment at any time and for any or no reason. The only way an executive’s at-will status can be changed is by a written agreement between the Company and the executive (signed by the Company’s Chief Executive Officer and the executive) that expressly states that it is modifying such “at-will” status.
(j)    Right of Setoff
Other than pursuant to the terms of the Plan (or a valid employment agreement or local statutory requirements), the Company has no prior or other obligation, whether by express or implied contract or otherwise, to provide any severance or other transition benefits to full time executives in grades 14 or 15 who are discharged by the Company. Any payment made under the Plan is a voluntary payment made by the Company, which payment executives are not entitled to receive except according to the terms of the Plan. No Plan benefits are vested until actually paid.
Benefits under this Plan are not meant to duplicate benefits provided by the Company or any subsequent employer in connection with any executive’s termination of employment with the Company, including benefits paid due to the WARN Act or local statutory requirements. If the Plan Administrator determines in good faith that a Participant is entitled to payment under any other plan or by reason of any applicable law, settlement or decision including, but not limited to, the WARN Act, the Plan Administrator shall reduce the Participant’s benefit entitlement under this Plan by such amount, but not below $1,000 and pay the reduced amount to the Participant in satisfaction of the Participant’s entitlement to such amounts. In all other cases, benefits paid under this Plan in excess of $1,000 will be treated as having been paid to satisfy any such other obligations including, but not limited to, those under the WARN Act. In either case, subject to the requirements of Section 409A, the Plan Administrator will determine how to apply this provision, and may override other provisions in this Plan in doing so.

(k)    Source of Payments
The severance benefits provided under the Plan shall be unfunded and shall be provided solely from the general assets of the Company.
(l)    Expenses
The expenses of operating and administering the Plan shall be borne entirely by the Company.
(m)    Plan Overpayments
If an executive receives Plan benefits at a time when the executive is not eligible the executive must repay all such benefits.
(n)    Plan Sponsor and Administrator
(1)    Plan Administrator
The Plan shall be administered by the Plan Administrator, which shall be The Gap Severance Plan Committee (the “Committee”), consisting of no less than 3 members appointed by the Company’s Executive Vice President, Chief People Officer (or successor position). Any member of the Committee may be removed on written notice from the Company’s Executive Vice President, Chief People Officer (or successor position) and may resign at any time on written notice. Any member of the Committee shall be deemed to have resigned from the Committee upon such member’s termination of employment with the Company and its subsidiaries.
(2)    Discretion
The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits, including which Company executives are eligible to receive Plan benefits. The Plan Administrator may adopt such rules and regulations as it deems appropriate. The Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
(3)    Finality of Determinations
All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not thereafter obligate it to exercise its authority in a like fashion.
(4)    Drafting Errors
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in their sole and absolute discretion.
(5)    Scope
This section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.
(o)    Named Fiduciary
The Plan Administrator is the named fiduciary of the Plan within the meaning of ERISA, with the power to act with respect to the review of claims for benefits under the Plan that are denied.
(p)    Allocation and Delegation of Responsibilities
The Plan Administrator may allocate any of its responsibilities for the operation and administration of the Plan to any Company officer or employee. It may also delegate any of its responsibilities under the Plan by designating another person to carry out such responsibilities. Any such designated person shall then be responsible for carrying out the delegated responsibilities.
Until such time as the Plan Administrator determines otherwise, the Vice President, Talent Strategy, Services & Corporate Functions (or successor position) shall have the Plan Administrator’s authority under the Plan under Section 7(n) for the general administration and management of the Plan, including the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits and the authority to approve or deny claims under Section 8(a); however, the Plan Administrator shall retain its authority to review denied claims under Section 8(b) of the Plan. The Vice President, Talent Strategy, Services & Corporate Functions may delegate the foregoing responsibilities under the Plan by designating another person to carry out such responsibilities. Any such designated person shall then be responsible for carrying out the delegated responsibilities.
(q)    No Individual Liability
It is the express purpose and intention of the Company that no individual liability whatsoever shall attach to, or be incurred by, any member of the Committee, the board of directors of the Company, or any officer, employee, representative or agent thereof, under, or by reason of the operation of, the Plan.

(r)    Amendment of Plan
The Company retains the right to amend or terminate the Plan at any time and for any reason through written action of the Company’s Executive Vice President, Chief People Officer (or successor position); provided, however, that no amendment shall be effective during the period commencing on or after the signing date of the merger or other applicable transaction document pursuant to which a Change in Control occurs and the earlier of the date of the Change in Control or the date such merger or transaction agreement terminates; and provided further that no amendment on or after the closing of a Change in Control shall be effective with respect to an affected executive without the executive’s written consent.
8.    Claims and Review Procedures
(a)    Claims
Any current or former executive who feels that the executive will not or has not received the proper severance benefits under the Plan must file a written claim with the Plan Administrator within the earlier of (i) six months of the date the executive’s employment with the Company terminated; or (ii) one month after the executive knew or should have known of the executive’s potential right to Plan benefits. Any claim filed after such date will be untimely. The Plan’s claims procedures do not create any independent rights to Plan benefits. In other words, an executive who files a claim for Plan benefits under the Plan’s claims procedures will not be entitled to any Plan benefits unless the Plan Administrator determines that the executive has or will satisfy all the Plan’s requirements. If the Plan Administrator approves any such claim, the executive will be required to sign and not revoke the Agreement prior to receiving Plan benefits. The Plan Administrator will review the claim and notify the displaced executive of its decision in writing within 90 days after the claim is received, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Any such extension may be for up to 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the benefits determination.
If the Plan Administrator denies a claim, in whole or in part, the Plan Administrator’s notice will set forth:
    The specific reason(s) for the denial;
    The Plan provision(s) on which the denial is based;
    A description of any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

    A description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefits determination on review.
(b)    Review of Denied Claims
If the claimant feels the denial of the claim is improper, the claimant, or the claimant’s duly authorized representative, must file a written request for a full review of the claim. A request for review must be filed with the Plan Administrator within 60 days after the claimant receives the notice of denial and should set forth all of the grounds upon which it is based, all facts in support of the request and any other matters the claimant (or the claimant’s representative) deems pertinent. The claimant may submit any written comments, documents, records, and other information relating to the claim for benefits that the claimant wishes. The Plan Administrator will give the claimant, or the claimant’s representative, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Any such review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits determination.
The Plan Administrator will furnish the claimant with a final written decision within 60 days after receipt of the request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. Any such extension may be for up to 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review.
If the Plan Administrator denies a claim on review, in whole or in part, the Plan Administrator’s notice will set forth:
    The specific reason(s) for the denial;
    The Plan provision(s) on which the denial is based;
    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
    A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

(c)    Litigation of Claims Denied on Review
If the claim is denied on review and the claimant wishes to file a lawsuit, the executive must do so within 6 months of the date the claim was denied on review. Any lawsuit filed after such date will be untimely. In any event, a claimant must timely exhaust the Plan’s claims procedures set forth above before filing a lawsuit to recover Plan benefits.
Notwithstanding anything to the contrary just set forth, claims and appeals shall be handled in accordance with the requirements of the U.S. Department of Labor’s claims procedure regulations, currently set forth in 29 C.F.R. 2560.503-1 et seq., which are incorporated by reference.
9.    Your Rights Under ERISA
As a participant in The Gap, Inc. Senior Executive Severance Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:
(a)    Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
(b)    Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(c)    Assistance with Your Questions
If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.
TO EVIDENCE THE ADOPTION OF THE PLAN effective as of July 1, 2024, this document has been executed by an authorized representative of The Gap, Inc.
THE GAP, INC.
Dated: July 1, 2024    By:
    Amanda Thompson, Executive Vice President,
Chief People Officer

ERISA INFORMATION
PLAN NAME:
The Gap, Inc. Senior Executive Severance Plan
PLAN IDENTIFICATION NUMBER:
532
PLAN SPONSOR:
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105
415-427-0100
PLAN YEAR:
The calendar year.
PLAN ADMINISTRATOR:
The Gap, Inc. Severance Plan Committee
Two Folsom Street
San Francisco, CA 94105
415-427-0100
PLAN SPONSOR’S FEDERAL EMPLOYER IDENTIFICATION NUMBER:
94-1697231
AGENT FOR SERVICE OF LEGAL PROCESS:
Corporate Service Company
1013 Centre Road
Wilmington, Delaware 19805
TYPE OF PLAN:
The Plan is a severance pay plan within the meaning of Labor Regulations Section 2510.3-2 that is an employee welfare benefit plan, as defined in ERISA Section (3)(1) and Labor Regulations Section 2520.104-24. The Plan is designed to provide severance payments to a select group of management or highly compensated employees in the case of certain terminations of employment from the Company other than For Cause.

Exhibit A
Participation Agreement

THE GAP, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

Participation Agreement

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of ________, 2024 by and between ___________ (the “Executive”) and The Gap, Inc. (the “Company”).
The Executive is eligible to participate in The Gap, Inc. Senior Executive Severance Plan (the “Plan”). The Executive accepts participation in the Plan and, intending to be legally bound, agrees as follows:
1.    Participation in the Plan; Termination of any other Rights to Severance Benefits. Subject to the terms of the Plan, the Executive agrees that the Plan is the Executive’s sole source of severance benefits and supersedes any and all other separation or severance pay or benefits policies or practices of the Company or its subsidiaries or affiliates. The Executive further agrees to forego severance benefits or payments to which the Executive may otherwise be entitled, if any, under the terms of any agreement, plan, or other arrangement with the Company or its subsidiaries or affiliates that are payable in the event of the Executive’s termination of employment.
2.    Executive’s Undertakings. The Executive agrees to be bound by, and accept, all of the terms of the Plan.
This Agreement has been duly executed as of the day and year first written above.
THE GAP, INC.

By:_________________________
Title:_______________________

I hereby acknowledge that I have had the opportunity to review and consider the Plan. I hereby accept my eligibility for severance benefits described in the Plan and agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of The Gap Severance Plan Committee and/or Compensation and Management Development Committee of the Board of Directors of the Company, as applicable, shall be final and binding.
____________________________
Executive